MANAGEMENT SERVICES AGREEMENT

     This Management Services Agreement ("Agreement") is made as of this 30th day of December, 1998, by and among Mid-Cal Express, Inc., a California corporation ("Company"); Gulf Northern Transport, Inc., a Wisconsin corporation ("Manager"); and solely as respects matters relating to it in this Agreement, Prime Companies, Inc., a Delaware corporation ("PCI").

                                 RECITALS

     WHEREAS, Company, a subsidiary of PCI, is engaged in the freight transportation industry primarily through the use of tractor trailer trucks throughout the United States and a terminal facility located at 21496 Main Street, Grand Terrace, CA (the "Terminal");

     WHEREAS, Manager, a subsidiary of U.S. Trucking, Inc., a Colorado corporation, is engaged in the business of managing and operating fleets of tractor trailers for the purpose of freight transportation and terminal facilities throughout the United States;

     WHEREAS, Company wishes to engage Manager for the purpose of managing its freight transportation and terminal operations and Manager wishes to provide such services to Company;

     NOW, THEREFORE, in consideration of the mutual terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.   ARTICLE - DEFINITIONS

     As used herein:

     1.1   "Beginning Time"  means 12:01 p.m. (Pacific time) on December 30,
1998.

     1.2   "Delivery Point" means the end point of a shipment.

     1.3 "Existing Trip-In-Transit" means a Trip-In-Transit commencing prior to the Beginning Time and in progress as of the Beginning Time.

     1.4   "Pick Up Point"  means the beginning point of a shipment.

     1.5 "Rolling Stock" means all tractors and trailers owned, operated and/or managed by Company.

     1.6 "Shipping Contracts" means all contracts, orders and arrangements of Company with shippers for Company to transport goods and products of
shippers from Pick Up Points to Delivery Points.   These contracts may be
evidenced by invoices, bills of lading, shipping receipts and any and all other forms of understanding by and between a shipper and a transporter.

     1.7 "Trip- In-Transit" means a shipment at any point between the Pick Up Point and the Delivery Point.

2.   ARTICLE - TERM OF ENGAGEMENT

     2.1 Term of Engagement. Manager shall perform the management services provided herein for a term commencing as of the Beginning Time and continuing through 12:01 a.m. (Pacific time) on February 28, 1999 (the "Termination Date"). Manager, at its sole discretion may extend the Termination Date from time to time, provided, however, that in order for the Termination Date to extend beyond June 30, 1999, such extension shall be by a written agreement signed by the Company and the Manager. Manager shall not have the obligation to perform any of the management services provided herein after the Termination Date, as it may be extended as provided in this paragraph 2.1.

3.   ARTICLE - SERVICES TO BE RENDERED

     3.1 Existing Trips-In-Transit. The Manager's obligation to perform any management services with respect to any Existing Trip-In-Transit shall be determined by the parties on a trip-by-trip basis.

           3.1.1 Existing Trips-In-Transit Managed by Manager. In the event that the parties determine that the Manager is to perform management services with respect to a particular Existing Trip-In-Transit, then the following shall apply: (i) the Manager will assume billing and collection responsibility for such Existing Trip-In-Transit, (ii) the Manager will create a new billing code separate and distinct from any initial billing code created for such Existing Trip-In-Transit to reflect the assumption of the responsibilities for such Existing Trip-In-Transit by the Manager, and (iii) the Company will fully cooperate with the Manager in notifying the shipper of the transfer of responsibility for such Trip-in Transit and will assist the Manager in its billing and collection efforts respecting such Existing Trip-In-Transit to the extent requested by the Manager.

           3.1.2 Existing Trips-In-Transit Not Managed by Manager. In the event that the parties determine that the Manager is not to perform services with respect to a particular Existing Trip-In-Transit, then the Manager shall have no obligations with respect to or any responsibility for such Existing Trip-In-Transit and all of the Company's responsibilities and obligations with respect to such Existing Trip-In-Transit shall remain with the Company.

     3.2 Basic Management Services. With respect to all: (i) Existing Trips-In-Transit for which the parties have agreed that the Manager will perform management services pursuant to paragraph 3.1 above; (ii) Shipping Contracts entered into after the Beginning Time; (iii) all Rolling Stock from and after the Beginning Time; and (iv) the other activities of the Company from and after the Beginning Time, the Manager shall render management services in connection with the day-to-day operations of the Company which shall include, without limitation, rendering advisory services with respect to any: (a) dealings between the Company and any lender, (b) insurance issues,
(c) negotiating owner-operator settlements, (d) matters related to the continued employment or severance of Company employees; and (e) other matters as to which to the Company may request advice from the Manager from time to time.

     3.3 Billing, Collections and Accounting. The Manager shall be responsible for all billings and collections with respect to: (i) all Existing Trips-In-Transit for which the parties have agreed pursuant to paragraph 3.1 above that the Manager will perform management services, Terminal charges; and (iv) all other revenue producing activities related to the Company. The Manager shall receive all such proceeds and, during the term of this Agreement, shall regularly report on such accounts to the Company and/or the Company's creditors, as appropriate. The Manager shall have no responsibility for and will not conduct any billing or collection activities with respect to any account created before the Beginning Time and for which the parties have not agreed pursuant to paragraph 3.1 above that the Manager would have responsibilities with respect thereto unless and until the parties otherwise agree in writing that the Manager shall have such billing and collection responsibilities.

4.   ARTICLE - MANAGEMENT FEES AND PAYMENT OF COSTS

     4.1 Management Fees. Manager shall be entitled to receive management fees of an amount equal to 2% of all revenues collected pursuant the terms of this Agreement, but in any event not in excess of $40,000.

     4.2 Costs Incurred by the Manager. All obligations and costs, including without limitation, to employees, vendors, lenders and lessors, and a proportionate share of professional fees incurred by Manager under the terms of this Agreement, shall be paid as provided in paragraph 4.4 below.

     4.3 Costs Incurred by the Company. All obligations and costs, including without limitation, to employees, venders, lenders and lessors (subject to the express provisions of paragraph 4.6.2 below) incurred by the Company prior to the Beginning Time and all costs with respect to the completion of an Existing Trip-In-Transit for which the parties have not agreed pursuant to paragraph 3.1 above that the Manager will have responsibilities with respect thereto shall continue to be the obligations of the Company, and shall be paid by the Company, and the Manager shall have no obligation therefor.

     4.4 Use of Proceeds Collected by the Manager. The Manager shall apply the proceeds collected by Manager pursuant to paragraph 3.3 in the following order and priority: (i) first, to the payment of any obligations and costs required to be paid by the Manager pursuant to paragraph 4.2 above, (ii) second, to the payment of any management fees owed to the Manager pursuant to
Section 4.1 above, and (iii) thereafter, the balance of such proceeds shall be placed on deposit in a federally insured banking institution for payment to Company or any assignee, receiver or trustee duly appointed with respect to Company's assets or business.

     4.5 Manager's Receipt of $100,000 Deposit. The parties acknowledge that prior to the date of this Agreement, PCI delivered to the Manager a $100,000 deposit. The parties further agree that subject to consent of the Steering Committee, the Manager may use all or a portion of this $100,000 deposit to reimburse the Manager for any costs incurred by the Manager pursuant to paragraph 4.2 above and not otherwise reimbursed pursuant to paragraph 4.4 above.

     4.6 Funding by Company and PCI. Company or PCI shall advance from time to time as required the amounts as set forth in this paragraph 4.6.

     4.6.1 Operating Advances. Company or PCI shall advance amounts which will be in the total sum of not in excess of $150,000 to fund any costs of Company incurred during the term of this Agreement in the event that, from time to time, collections of revenues due the Company, including from the collection of accounts receivable, are insufficient to meet Company's operating obligations. Each such advance shall be made by Company or PCI one business day's notice from Manager. Notice may be given by Manager to Company by verbal or written communication to either of the Company's members of the Steering Committee, or such other representative of Company as shall be designated by either such member. Company and PCI shall be reimbursed for any such advance from the collections of Company's accounts receivable collections after other monetary obligations under this Agreement shall have been satisfied.

     4.6.2 Lease and Finance Payment Obligations. Company acknowledges that certain installments due under agreements with lenders financing the purchase of Rolling Stock of Company and lessors under leases by the Company of Rolling Stock ("Equipment Financing and Lease Agreements") are past due, causing such agreements to be in default. Manager will use its best efforts to renegotiate such Equipment Financing and Lease Agreements so that to the fullest extent possible such past due installments can be included in the renegotiated terms of such Equipment Financing and Lease Agreements, and the defaults thereunder deemed satisfied by such renegotiated terms. However, Company acknowledges that the renegotiated terms may include the requirement that at least some portion of the installments in default be paid ("Cure Payments") prior to or concurrently with the modification of such agreements. Company and PCI agree that they shall be responsible for the payment of 50% of any required Cure Payment. Manager agrees that it shall assume the responsibility for payment of the remaining 50% of any such Cure Payment. Company or PCI shall pay Company's share of any required Cure Payment upon one business day's notice from Manager. Notice may be given by Manager to Company by verbal or written communication to either of the Company's members of the Steering Committee, or such other representative of Company as shall be designated by either such member. Any portion of a Cure Payment made by Manager shall be subject to reimbursement as a cost incurred by the Manager as provided in paragraphs 4.2 and 4.4 hereinabove. Company or PCI shall be reimbursed for any such Cure Payment from the collections of Company's accounts receivable after other monetary obligations under this Agreement shall have been satisfied, but prior to the satisfaction of any reimbursement to which Company or PCI is entitled under sub-paragraph 4.6.1 above.

5.   ARTICLE - MISCELLANEOUS

     5.1 Steering Committee. During the term of this Agreement, Irving Pfeffer and David Leflowitz, as representatives of Company, and Anthony Huff and Danny Pixler, as representatives of Manager, shall constitute a Steering Committee. Anthony Huff shall serve as chair of the Steering Committee and may call meetings, which may be telephonic, on 24 hours verbal or written notice, to the members of the Committee. The responsibilities of the Steering Committee shall to be oversee and insure the performance of the responsibilities of the Manager and the Company under this Agreement, and to make such decisions as are assigned to the Steering Committee under this Agreement.

     5.2 Personnel. Any and all employees and owner/operators independently engaged by the Company prior to the Beginning Time may be employed or engaged by the Manager for the purposes of this Agreement. Commencing as of the Beginning Time through the Termination Date, as it may be extended pursuant to paragraph 2.1, the Manager, and not the Company, shall have the right to fire or otherwise disengage the employment or independent contractor services of any Company personnel which in the Manager's sole judgment are not required or desirable for the continued operations of the Company. The Company shall have no right, under any circumstances, to countermand any personnel decisions by the Manager as provided in this paragraph 5.2.

     5.3 Terminal. The Company acknowledges that it has a lease on the Terminal. During the term of this Agreement, the Manager shall have the right to occupy and operate from the Terminal without interference from the Company, and any continued use of the Terminal during this period by the Company shall be subordinate to the occupancy and operational rights of the Manager.

     5.4 Facilitation. The parties will fully cooperate with each other in facilitating the intent and purposes of this Agreement, including, without limitation: (i) the delivery by the Company to all of its customers of a letter in form substantially as attached hereto as Exhibit "A" notifying them of this Agreement; and (ii) the execution of appropriate authorizations for the Manager to utilize its operating authority to manage and operate the Company's Rolling Stock as contemplated in this Agreement.

     5.5 Further Agreements. Company and Manager intend this Agreement to remain applicable for a limited period of time to enable Company and PCI, on the one hand, and Manager and Manager's parent, U.S. Trucking, Inc., on the other hand, to negotiate in good faith an Agreement whereunder Manager and/or U.S. Trucking, Inc. will acquire substantially all of the operating assets of Company in exchange for which Company shall receive 400,000 shares of U.S. Trucking, Inc., having a market value as of the date on which such Agreement is made not in excess of $5 million. The parties also agree, however, that such a transaction will not be consummated until satisfactory arrangements are in place for the payment of amounts owing to Company's creditors, or other arrangements satisfactory to Company's creditors have been agreed upon. In that regard, during the term of this Agreement, Company hereby agrees not to take any action, including any action which would cause the filing of a case under the United States Bankruptcy Code by Company, or which would cause any creditor of Company to file an involuntary case under the United States Bankruptcy Code, or which could or would result in the appointment of an assignee for the benefit of creditors or a receiver, unless any such action is first agreed to and approved by Manager.

     5.6 Pledge of Company Stock. PCI hereby agrees to fully cooperate with Manager and Manager's parent, U.S. Trucking, Inc. in insuring the full and faithful performance by Company of its obligations under this Agreement, and to facilitate the consummation of an agreement as contemplated in paragraph
5.5 hereinabove. In that regard, during the term of this Agreement, PCI hereby agrees not to take any action, including any action which would cause the filing of a case under the United States Bankruptcy Code by Company, or which would cause any creditor of Company to file an involuntary case under the United States Bankruptcy Code, or which could or would result in the appointment of an assignee for the benefit of creditors or a receiver, unless any such action is first agreed to and approved by Manager. As security for the full and faithful performance of the obligations of PCI and Company under this paragraph 5.6, PCI is concurrently executing a pledge and security agreement in the form of Exhibit "B" attached hereto (the "Pledge and Security Agreement), which pledges to Manager all the outstanding capital stock of Company. The Pledge and Security Agreement shall be in full force and effect so long as this Agreement remains in effect; and, if, prior to the termination of this Agreement, Manager shall have commenced enforcement efforts or been required to defend its rights under this Agreement or the Pledge and Security Agreement, as long as necessary thereafter to enable Manager to enforce or protect its rights under the Pledge and Security Agreement.

      5.7 Attorneys' Fees. The prevailing party in any litigation commenced to enforce or defend the provisions of this Agreement shall be entitled to an award of reasonable attorneys' fees and costs incurred in such litigation and otherwise incurred in the protection of such party's interests hereunder.

     5.8 Governing Law. This Agreement and the application or interpretation hereof shall be governed and construed exclusively by its terms and by the laws of the State of California, without regard to principles of conflict of laws.

     5.9 Forum Selection. Each party hereto irrevocably submits to the exclusive jurisdiction of any California State or United States Federal Court sitting in Los Angeles County, California over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein. Each party waives, to the fullest extent permitted by law, any objection that it may have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

     5.10 Severability. Each provision of this Agreement is intended to be severable. If any provision hereof is illegal or invalid, such illegality or invalidity shall not affect the validity of the remainder hereof.

     THIS AGREEMENT is entered into as of the day and year first written above.

                                   MANAGER:

                                   GULF NORTHERN TRANSPORT, INC., a
                                   Wisconsin corporation

                                   By: /s/ Danny Pixler
                                   Its:  President

                                   COMPANY:

                                   MID-CAL EXPRESS, INC., a California
                                   corporation

                                   By: /s/ Irving Phieffer
                                   Its:  Chairman

                                   PCI: [with respect only to those matters relating to PCI under this Agreement]

                                   PRIME COMPANIES, INC., a Delaware
                                   corporation

                                   By: /s/ Irving Phieffer
                                   Its: /s/ Chairman